Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Murphy Oil Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	(1)	Other	3,885,000	$24.46	$95,027,100.00	0.0001531	$14,548.64

Total Offering Amounts:							$95,027,100.00		14,548.64
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$14,548.64

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 3,885,000 shares of common stock, par value $1.00 per share (“Common Stock”) of Murphy Oil Corporation (the “Registrant”) authorized for issuance under the Murphy Oil Corporation 2025 Long-Term Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

The Proposed Maximum Offering Price Per Share is estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $24.46, the average of the high and low prices of the Registrant’s shares of Common Stock as reported on the New York Stock Exchange on July 21, 2025, which date is within five business days prior to filing this Registration Statement. The Proposed Maximum Offering Price Per Share, Maximum Aggregate Offering Price and Amount of Registration Fee is rounded up to the nearest penny.